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                                                                       EXHIBIT E


                         [LETTERHEAD OF MINNESOTA LIFE]



May 31, 2000



Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101


Re:  Variable Adjustable Life Policy


Dear Sir or Madam:


This opinion is furnished in connection with the filing of Pre-Effective Amendment Number 1 to the Registration Statement on Form S-6 ("Registration Statement"), File Number 333-96383, which covers premiums expected to be received under Variable Adjustable Life Insurance Policy ("Policies") on the form referenced above and offered by Minnesota Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Life, after the Amendment to the Registration Statement is declared effective, in each state where they have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:



(1) The illustrations of death benefits, policy values and accumulated premiums for the Policy, illustrated in Appendix A of the prospectus entitled "Illustrations of Policy Values, Death Benefits and Premiums" based upon the assumptions stated, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in Appendix A, appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 40 than to prospective purchasers of Polices for a male at other ages or for a female at other ages.


(2) The information with respect to the Policy contained in Appendix C, entitled "Illustration of Death Benefit Calculation," based upon the assumptions stated therein, is consistent with the provisions of the Policies.


(3) The description under the heading "Example of Sales Charge and Additional Face Amount Charge Computation," describing certain computations in illustrated situations and in Appendix D, is consistent with the provisions of the Policies.


I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Robert J. Ehren, F.S.A.

Robert J. Ehren, F.S.A.
Director and Actuary

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